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                                                           EXHIBIT 11.1

               COMPUTATION OF PRO FORMA NET INCOME PER SHARE


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

                                                                                       NINE MONTHS
                                                                      SIX MONTHS          ENDED
                                                                      ENDED JUNE       SEPTEMBER
                                                                       30, 1997         30, 1997
                                                                     ------------     -------------

Historical weighted average common shares outstanding (1). . . . . .   2,130,682        2,130,682

Convertible preferred stock, assumed
converted to common stock at consummation of the planned initial
public offering (1)(2) . . . . . . . . . . . . . . . . . . . . . . .   3,728,693        3,728,693

Common stock equivalents for options and warrants
outstanding (1)(2)(3). . . . . . . . . . . . . . . . . . . . . . . .   1,126,235        1,126,235
                                                                     -----------      -----------

Shares used in computing pro forma net income per share. . . . . . .   6,985,610        6,985,610
                                                                     -----------      -----------

Net income for period. . . . . . . . . . . . . . . . . . . . . . . . $20,530,000      $22,252,000
                                                                     -----------      -----------

Pro forma net income per share . . . . . . . . . . . . . . . . . . . $      2.94      $      3.19
                                                                     ===========      ===========
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(1) All common stock, convertible preferred stock, options and warrants have been adjusted for the 682.9108392-for-1 common stock split effective
    November 11, 1997.

(2) Issuance of convertible preferred stock, options, warrants and other potentially dilutive securities, at prices below the expected public offering price during the twelve month period preceding the planned offering, have been included as common stock equivalents as if they had been issued as common stock at the Company's inception.

(3) The repurchase price for all periods used in computing the proceeds received under the treasury stock approach is the estimated initial public offering price.